UNION CENTER NATIONAL BANK

DEFERRED COMPENSATION PLAN

FOR SENIOR EXECUTIVES AND DIRECTORS

Dated: October 1, 2002

TABLE OF CONTENTS

ARTICLE I
INTRODUCTION

1.1 **Purpose.** The purpose of this Plan is to establish a systematic method by which senior executives and directors of the Bank may defer payment of all or a portion of any compensation or director's fees that may be earned by them until their retirement or other termination of employment. The Plan is intended to be a "top-hat plan" (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

1.2 **Effective Date.** This Plan shall be effective immediately upon its adoption by the Board. The first Plan Year with respect to which an Eligible Member may elect to defer compensation or director's fees under the Plan shall be the Plan Year beginning October 1, 2002.

ARTICLE II
DEFINITIONS

2.1 "**Administrator**" means the Bank or such other person or committee as may be appointed from time to time by the Board to administer the Plan.

2.2 "**Bank**" means Union Center National Bank and any successor thereto.

2.3 "**Board**" means the Board of Directors of the Bank.

2.4 "**Compensation**" means base salary, bonus and/or commissions payable to an Eligible Member by the Bank.

2.5 "**Deferral Election**" has the meaning ascribed to such term in Section 4.2.

2.6 "**Deferral Election Form**" means the form supplied by the Bank, on which an Eligible Member makes a written election to defer Compensation or director's fees, whichever is applicable, and on which the Eligible Member makes certain other designations as required thereon.

2.7 "**Deferred Compensation Account**" means an account as defined in Section 4.1.

2.8 "**Election Period**" has the meaning ascribed to such term in Section 4.2.

2.9 "**Eligible Member**" means each officer of the Bank having a position of no less than Senior Vice President and each member of the Board.

2.10 **"ERISA"** means the Employee Retirement Income Security Act of 1974, as amended.

2.11 **"Financial Hardship"** has the meaning ascribed to such term in Section 5.3.

2.12 **"Participant"** means an Eligible Member who has made a Deferral Election in accordance with Section 4.2.

2.13 **"Plan"** means this Union Center National Bank Deferred Compensation Plan for Senior Executives and Directors, together with any and all amendments and supplements thereto.

2.14 **"Plan Year""** means the period beginning on October 1, 2002 and ending May 31, 2003, and each 12 consecutive month period thereafter beginning June 1, 2003.

ARTICLE III
PARTICIPATION

3.1 **Commencement of Participation.** An employee or director may make a Deferral Election with respect to any Plan Year for which he is an Eligible Member as of the first day of such Plan Year. Deferral Elections shall be made in accordance with Section 4.2. An Eligible Member who makes a Deferral Election hereunder shall be a Participant.

3.2 **Cessation of Participation.** A Participant will cease to be such upon distribution of his entire Deferred Compensation Account.

ARTICLE IV
ACCOUNTS AND DEFERRAL ELECTIONS

4.1 **Deferred Compensation Accounts.** The Bank shall create and maintain a bookkeeping account (a "Deferred Compensation Account") in the name of each Participant which shall reflect the value of all amounts payable to such Participant (or to such Participant's beneficiary in the event of the Participant's death) under the Plan.

4.2 **Deferral Election.** During the sixty (60) day period ending on May 31 of each Plan Year, other than the first Plan Year (the "Election Period"), each Eligible Member:

(i) who is an officer of the Bank, shall be permitted to complete a Deferral Election Form on which the Eligible Member may defer the payment of up to eighty percent (80%) of Compensation which may be earned by such Eligible Member with respect to services performed during the immediately following Plan Year. Such deferrals shall be made through regular payroll deductions or through an election by the Eligible Member to defer the payment of a bonus not yet payable to him at the time the election is made; and

(ii) who is a director of the Bank, shall be permitted to elect to defer up to one hundred percent (100%) of the director's Board fees, committee fees and/or annual retainer, which may be earned by such Eligible Member with respect to services performed during the immediately following Plan Year. The fees and/or retainer so deferred shall be credited to the Participant's Deferred Compensation Account at such times as such fees would have been paid to the Participant had such election not been in effect.

Notwithstanding the foregoing, for any Compensation or fees which may be earned by an Eligible Member with respect to the first Plan Year of the Plan, such Eligible Member's election to defer must be made no later than thirty (30) days after the date the Plan is adopted by the Board. A Participant may reduce his payroll deduction as of, and by written notice delivered to the Bank at least thirty (30) days prior to, the beginning of any regular payroll period, with such reduction first being effective for Compensation to be earned in that payroll period. In addition, a Participant may reduce his Deferral Election with respect to fees as of, and by written notice delivered to the Bank at least thirty (30) days prior to, the beginning of any calendar quarter, with such reduction first being effective for fees to be earned in that calendar quarter.

An election made pursuant to this Section 4.2 shall be referred to as a "Deferral Election" and shall, subject to Sections 4.3 and 5.3, be irrevocable once made.

A Participant's Deferral Election with respect to a Plan Year shall be deemed to remain in effect with respect to each subsequent Plan Year unless the Participant revokes or changes such election during the applicable Election Period for such Plan Year.

4.3 <u>Deferral Period</u>. A Participant's Deferred Compensation Account shall be distributed (or commence to be distributed) in accordance with Article V as soon as administratively practicable following the earlier of (i) the Participant's termination of employment with the Bank or termination of service as a member of the Board, as applicable, or (ii) the date or age at which the Participant elects to have his Deferred Compensation Account distributed. Notwithstanding anything contained herein to the contrary, a Participant may elect to change the date or age elected for purposes of clause (ii) above; provided that such change is made at least twelve (12) months before the existing deferral period is to expire and the new date or age elected is at least twelve (12) months after such change is made.

4.4 <u>Earnings on Accounts</u>. Until distributed, each Participant's Deferred Compensation Account shall be credited with an amount equivalent to an effective annual rate of return applicable to the Bank's money market fund or such other percentage as the Board may determine from time to time. Notwithstanding the foregoing to the extent that the Bank sets aside assets in a trust or other arrangement for the purpose of accumulating the amounts necessary to provide benefits hereunder, the Deferred Compensation Accounts shall be credited with earnings or losses based on the actual rate of return of such trust or other arrangement. Any such trust shall reflect separate accounts for each Participant reflecting the aggregate amount of each Participant's Deferred Compensation Account under the Plan at any time. In no event shall a Participant have any right to the payment under such a trust of an amount in excess of the amount of his Deferred Compensation Account.

ARTICLE V
PAYMENT OF ACCOUNTS

5.1 **Vesting.** Each Participant shall at all times have a fully vested interest in his Deferred Compensation Account.

5.2 **Distribution.**

(i) In General. The Participant may elect any one of the following forms of payment so long as the election is made in writing and delivered to the Administrator at least twelve (12) months prior to the date the Participant has elected for distributions to begin pursuant to Section 4.3.

(a) The normal form of benefits hereunder, and the form of payment to be used if no other election is made, shall be a single lump-sum distribution of the value of the Participant's Deferred Compensation Account.

(b) A Participant entitled to a benefit hereunder may elect to receive his Deferred Compensation Account in substantially equal annual installments over a period not to exceed fifteen (15) years. The amount of the substantially equal payments described in the preceding sentence shall be determined by multiplying the Participant's Deferred Compensation Account balance by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amount of the payments for each succeeding year shall be determined by multiplying the Participant's Deferred Compensation Account balance as of the applicable anniversary date of the commencement of distributions from his Deferred Compensation Account by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). During the distribution period, the Participant's Deferred Compensation Account will continue to be credited with earnings and losses in accordance with Section 4.4.

(ii) Upon Death. In the event of the death of a Participant before all amounts in his Deferred Compensation Account have been distributed, the balance of such Account shall be distributed thereafter as soon as administratively practicable to the Participant's designated beneficiary (or, if no such beneficiary is designated, his estate).

5.3 **Distribution Due to Financial Hardship.** A Participant may request a distribution due to Financial Hardship by submitting a written request to the Administrator accompanied by evidence to demonstrate the existence of Financial Hardship. The Administrator shall have authority to require such evidence as it deems necessary to determine if a distribution is warranted. If an application for a distribution due to a Financial Hardship is approved, the distribution shall be limited to an amount sufficient to meet the emergency. The distribution shall be paid as soon as administratively practicable following approval.

For purposes of the foregoing, "Financial Hardship" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute a "Financial Hardship" will depend on the facts and circumstances of each case, but, in any case, payment may not be made when such hardship may be relieved:

(i) through reimbursement or compensation by insurance or otherwise;

(ii) by liquidation of the Participants' assets to the extent such liquidation would not itself cause hardship; and/or

(iii) by revocation of the current Deferral Election.

ARTICLE VI
ADMINISTRATION OF PLAN

6.1 Plan Administrator. The administration of the Plan shall be under the supervision of the Administrator. The Administrator will have full power to administer the Plan in all of its details. For this purpose, the Administrator's powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

(i) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

(ii) to exercise discretion in interpreting the Plan;

(iii) to exercise discretion in deciding all questions concerning the Plan, the eligibility of any person to participate in the Plan, and any claim for benefits under Article VII;

(iv) to appoint such agents, counsel, accountants, consultants, and other persons as may be required to assist in administering the Plan; and

(v) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation, or designation to be in writing.

6.2 Examination of Records. The Administrator will make available to each Participant such of his records under the Plan as pertain to him, for examination at reasonable times during normal business hours.

6.3 **Indemnification of Administrator.** The Bank agrees to indemnify and to defend to the fullest extent permitted by law any person serving as the Administrator or as a member of a committee designated as Administrator (including any employee or former employee who formerly served as Administrator or as a member of such committee) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Bank) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE VII
CLAIMS FOR BENEFITS

7.1 **Submission of Claim and Claim Review.** Any claim for specific benefits under this Plan shall be submitted, in writing, to the Administrator. Upon receipt of any written claim for benefits, the Administrator shall give due consideration to the claim presented. Within ninety (90) days after receiving a claim for benefits under the Plan (or within 180 days if special circumstances require an extension of time and written notice of such extension is provided to the claimant within ninety (90) days of receiving the claim for benefits), the Administrator shall notify the claimant whether the claim has been approved or denied.

7.2 **Notice of an Adverse Benefit Determination.** If a claim for benefits under this Plan receives an adverse benefit determination, the Administrator shall furnish the claimant with written notice of such determination setting forth:

(i) the specific reason or reasons for the adverse benefit determination;

(ii) specific reference to the pertinent Plan provisions on which the adverse benefit determination is based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) a description of the Plan's claims review procedures and the time limits applicable to such procedures.

7.3 **Right of Appeal.** A claimant who has received an adverse benefit determination pursuant to Section 7.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section 7.3 must be filed by written notice within sixty (60) days after receipt by the claimant of an adverse benefit determination under Section 7.2.

7.4 **Review of Appeal.** Upon receipt of an appeal, the Administrator shall promptly take action to provide a full and fair review of the claim and the adverse benefit determination. Such review may include a hearing of the parties involved, if the Administrator determines such a hearing is necessary. As part of the appeals process, the claimant shall be

provided: (i) the opportunity to submit written comments, documents, records, and other information relating to the claim; and (ii) upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits. In addition, the determination on review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. After consideration of the merits of the appeal, the Administrator shall issue a written decision which shall be binding on all parties, subject to Section 7.5. In the case of an adverse benefit determination, the decision shall: (i) state the specific reason or reasons for the adverse benefit determination; (ii) reference the specific Plan provisions on which the benefit determination is based; (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits; and (iv) include a statement describing any voluntary appeal procedures offered by the Plan. The Administrator's decision shall be issued within sixty (60) days after the appeal is filed (or within 120 days if special circumstances require an extension of time and written notice of such extension is provided to the claimant within sixty (60) days of receiving the claim for benefits, including an indication of the special circumstances requiring an extension and the date by which the Plan expects to render the determination on review).

7.5 **Arbitration of Disputes**. In the event that a Participant's or beneficiary's claim receives an adverse benefit determination pursuant to the procedure set forth in Section 7.4, the exclusive avenue of redress for a Participant or beneficiary shall be pursuant to the rules of the American Arbitration Association. The arbitration award shall be final and binding on all parties, and judgment may be entered thereon in the Supreme Court of the State of New Jersey or in any other court of competent jurisdiction. The arbitrator shall render his or her decision based upon the terms of the Plan, the evidence presented and the governing body of law under ERISA.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1 **Amendment.** The Board reserves the right to amend this Plan in whole or in part at any time and from time to time.

8.2 **Termination.** The Board reserves the right to terminate the Plan at any time. Unless otherwise determined by the Board, in the event of termination of the Plan, all outstanding Deferral Elections shall be revoked and all Deferred Compensation Accounts shall continue to be payable in accordance with Section 5.2. Until distributed, Deferred Compensation Accounts shall continue to be credited with interest pursuant to Section 4.4.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1 **Information to Be Furnished.** Participants shall provide the Bank and the Administrator with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.

9.2 **Limitation of Rights.** Neither the establishment of the Plan nor any amendment thereof, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against the Bank or Administrator, except as provided herein.

9.3 **Spendthrift Clause.** No Participant or beneficiary shall have the right to transfer, assign, alienate, anticipate, pledge, or encumber any part of the benefits provided by this Plan, nor shall such benefits be subject to seizure by legal process by any creditor of such Participant or beneficiary. Any attempt to effect such a diversion or seizure shall be deemed null and void for all purposes hereunder.

9.4 **Plan Not A Contract.** The Plan shall not be deemed to be a contract between the Bank and any employee or director or to be consideration or an inducement for the employment of any employee. No Participant in the Plan shall acquire any right to be retained in the Bank's employ by virtue of the Plan, nor, upon his dismissal or upon his voluntary termination of employment, shall he have any right or interest in the Plan other than as specifically provided herein.

9.5 **Construction.** A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

9.6 **Successors.** This Plan shall not be terminated by a transfer or sale of the assets of the Bank or by the merger or consolidation of the Bank into or with any other corporation or entity, but the Plan shall be continued after such sale, merger, or consolidation, and the transferee, purchaser or successor entity shall be required as part of the sale, merger, or consolidation to agree to such continuation.

9.7 **Tax Withholding.** All payments and deferrals under the Plan shall be subject to such income and other tax withholding requirements of applicable law.

9.8 **Unfunded Character.** The Plan shall be unfunded within the meaning of Title I of ERISA. Neither the Bank nor the Administrator nor its individual members shall segregate or otherwise identify specific assets to be applied to the purposes of the Plan, nor shall any of them be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Bank to any person with respect to benefits distributable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Bank. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Bank.

9.9 Governing Law. The provisions of this Plan shall be governed by, construed and administered in accordance with the applicable laws of the State of New Jersey, except to the extent preempted by ERISA.

ARTICLE X
EXECUTION

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed in its name and on its behalf by its duly authorized officer this 26 day of September, 2002.

UNION CENTER NATIONAL BANK

By: /s/ John J. Davis
Name: John J. Davis
Title: President and Chief Executive Officer

WITNESS:

/s/ Julie D'Aloia
Name: Julie D'Aloia
Title: Senior Vice President and
Corporate Secretary